Exhibit No. 99.4

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results.  Our MD&A is presented in five sections:

•                  Management’s Overview

•                  Critical Accounting Policies

•                  Overview of Results

•                  Results of Operations

•                  Liquidity and Capital Resources

MANAGEMENT’S OVERVIEW

Regis Corporation (RGS, we, our, or us) owns, franchises or holds ownership interests in beauty salons, hair restoration centers and educational institutions. As of September 30, 2008, we owned, franchised or held ownership interests in over 13,600 worldwide locations. Our locations consisted of 10,767 system wide North American and International salons, 94 hair restoration centers and approximately 2,700 locations in which we maintain an ownership interest. Our salon concepts offer generally similar products and services and serve mass market consumers. Our salon operations are organized to be managed based on geographical location. Our North American salon operations include 10,299 salons, including 2,095 franchise salons, operating in the United States, Canada and Puerto Rico primarily under the trade names of Regis Salons, MasterCuts, Trade Secret, SmartStyle, Supercuts and Cost Cutters. Our International salon operations include 468 company-owned salons, located in the United Kingdom. Our hair restoration centers, operating under the trade name Hair Club for Men and Women, include 94 North American locations, including 33 franchise locations. As of September 30, 2008, we had approximately 65,000 corporate employees worldwide.

On February 16, 2009, the Company sold its Trade Secret salon concept (Trade Secret).  The Company concluded, after a comprehensive review of strategic and financial options, to divest Trade Secret.  The sale of Trade Secret included 659 company-owned salons and 62 franchise salons, all of which had historically been reported within the Company’s North America reportable segment.  The sale of Trade Secret included Cameron Capital I, Inc. (CCI). CCI owned and operated PureBeauty and BeautyFirst salons which were acquired by the Company on February 20, 2008.  The locations listed above as of September 30, 2008, included 668 company-owned salons and 62 franchised salons within the Trade Secret concept being accounted for as a discontinued operation, all within the North American reportable segment

On January 31, 2008, we merged our continental European franchise salon operations with the Franck Provost Salon Group in exchange for a 30.0 percent equity interest in the newly formed entity, Provalliance. This transaction is expected to create significant growth opportunities for Europe’s salon brands. The Provost Salon Group management structure has a proven platform to build and acquire company-owned stores as well as a strong franchise operating group that is positioned for expansion. Provalliance operates over 2,400 company-owned and franchise salons.

On August 1, 2007, we contributed our 51 accredited cosmetology schools to Empire Education Group, Inc., creating the largest beauty school operator in North America. As of September 30, 2008, we own a 55.1 percent equity interest in Empire Education Group, Inc. (EEG). Our investment in EEG is accounted for under the equity method as Empire Beauty School retains majority voting interest and has full responsibility for managing EEG. This transaction leverages EEG’s management expertise, while enabling us to maintain a vested interest in the beauty school industry. The combined Empire Education Group, Inc. includes 87 accredited cosmetology schools with annual revenues of approximately $130 million. Results of operations of the accredited beauty schools for the month ended July 31, 2007 are reported in the North American salons segment. The Company retained ownership of its one North American and four United Kingdom Vidal Sassoon schools. Results of operations for the Vidal Sassoon schools are included in the respective North American and International salon segments.

Our growth strategy consists of two primary, but flexible, components. Through a combination of organic and acquisition growth, we seek to achieve our long-term objective of six to ten percent annual revenue growth. We anticipate that going forward, the mix of organic and acquisition growth will be roughly equal. However, depending on several factors, including the ability of our salon development program to keep pace with the availability of real estate for new construction, hair restoration lead generation, the availability of attractive acquisition candidates and same-store sales trends, this mix will vary from year to year. We believe achieving revenue growth of four to six percent, including same-store sales increases of 0.5 to 2.5 percent, will allow us to increase annual earnings at a mid to high single-digit growth rate. We anticipate expanding our presence in North America.

Maintaining financial flexibility is a key element in continuing our successful growth. In the current credit crisis economic environment, the Company maintains its position to access financing as the Company continues to have a predictable business model, strong operating cash flow and balance sheet.

We are in compliance with all covenants and other requirements of our financing arrangements as of September 30, 2008. However, the continued global economic downturn and credit crisis have negatively impacted our operating results in the quarter ended September 30, 2008. Accordingly we are taking immediate steps to reduce debt and interest expense by repatriating cash from foreign locations to the United States, reducing capital expenditure and acquisition budgets, reducing inventory levels, and reducing overhead. We believe these steps should help us continue to be in compliance with our financial debt covenants provided same store sale results do not decline below the results we experienced during the period ended September 30, 2008.

Salon Business

The strength of our salon business is in the fundamental similarity and broad appeal of our salon concepts that allow flexibility and multiple salon concept placements in shopping centers and neighborhoods. Each concept generally targets the middle market customer, however, each attracts a different demographic. We anticipate expanding all of our salon concepts. When commercial opportunities arise, we anticipate testing and developing new salon concepts to complement our existing concepts.

We execute our salon growth strategy by focusing on real estate. Our salon real estate strategy is to add new units in convenient locations with good visibility and customer traffic, as well as appropriate trade demographics. Our various salon and product concepts operate in a wide range of retailing environments, including regional shopping malls, strip centers and Wal-Mart Supercenters. We believe that the availability of real estate will augment our ability to achieve the aforementioned long-term growth objectives. In fiscal 2009, our outlook for constructed salons is between 175 and 200 units, and we expect to add between 350 and 370 net locations through a combination of organic, acquisition and franchise growth. Capital expenditures in fiscal year 2009, excluding acquisition expenditures which are currently budgeted for $55.0 million, are projected to be approximately $75.0 million.

Organic salon revenue growth is achieved through the combination of new salon construction and salon same-store sales increases. Each fiscal year, we anticipate building several hundred company-owned salons. We anticipate our franchisees will open approximately 100 to 125 salons as well. Older, unprofitable salons will be closed or relocated. Our long-term outlook for our salon business is for annual consolidated low single digit same-store sales increases. Based on current economic cycles (i.e., lengthening of customer visitation patterns), we project our annual fiscal year 2009 consolidated same-store sales to be in the range of negative 1.0 to positive 1.0 percent.

Historically, our salon acquisitions have varied in size from as small as one salon to over one thousand salons. The median acquisition size is approximately ten salons. From fiscal year 1994 to September 30, 2008, we acquired 7,952 salons, net of franchise buybacks. We anticipate adding several hundred company-owned salons each year from acquisitions. Some of these acquisitions may include buying salons from our franchisees.

Hair Restoration Business

In December 2004, we acquired Hair Club for Men and Women. Hair Club for Men and Women is a provider of hair loss solutions with an estimated five percent share of the $4 billion domestic market. This industry is comprised of numerous locations domestically and is highly fragmented. As a result, we believe there is an opportunity to consolidate this industry through acquisition. Expanding the hair loss business organically and through acquisition would allow us to add incremental revenue which is neither dependent upon, nor dilutive to, our existing salon business.

Our organic growth plans for hair restoration include the construction of a modest number of new locations in untapped markets domestically and internationally. However, the success of our hair restoration business is not dependent on the same real estate criteria used for salon expansion. In an effort to provide confidentiality for our customers, hair restoration centers operate primarily in professional or medical office buildings. Further, the hair restoration business is more marketing intensive. As a result, organic growth at our hair restoration centers will be dependent on successfully generating new leads and converting them into hair restoration customers. Our growth expectations for our hair restoration business are not dependent on referral business from, or cross marketing with, our hair salon business, but these concepts are continually evaluated closely for additional growth opportunities.

CRITICAL ACCOUNTING POLICIES

The Condensed Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the Condensed Consolidated Financial Statements, we are required to make various judgments, estimates and assumptions that could have a significant impact on the results reported in the Condensed Consolidated Financial Statements. We base these estimates on historical experience and other assumptions believed to be reasonable under the circumstances. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the accounting estimates are made, and (2) other materially different estimates could have been reasonably made or material changes in the estimates are reasonably likely to occur from period to period. Changes in these estimates could have a material effect on our Condensed Consolidated Financial Statements.

Our significant accounting policies can be found in Note 1 to the Consolidated Financial Statements contained in Part II, Item 8 of the June 30, 2008 Annual Report on Form 10-K, as well as Note 1 to the Condensed Consolidated Financial Statements contained within this Quarterly Report on Form 10-Q. We believe the accounting policies related to the valuation of goodwill, the valuation and estimated useful lives of long-lived assets, purchase price allocations, revenue recognition, the cost of product used and sold, self-insurance accruals, stock-based compensation expense, legal contingencies and estimates used in relation to tax liabilities and deferred taxes are most critical to aid in fully understanding and evaluating our reported financial condition and results of operations. Discussion of each of these policies is contained under “Critical Accounting Policies” in Part II, Item 7 of our June 30, 2008 Annual Report on Form 10-K. Other than the valuation of goodwill, there were no significant changes in or application of our critical accounting policies during the three months ended September 30, 2008.

Goodwill:

As disclosed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, we perform our impairment analysis of goodwill during the third quarter of each fiscal year in accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (SFAS No. 142).  Fair values are estimated based on our best estimate of the expected present value of future cash flows and compared with the corresponding carrying value of the reporting unit, including goodwill.  Where available and as appropriate comparative market multiples are used to corroborate the results of the present value method.  We consider our various concepts to be reporting units when we test for goodwill impairment because that is where we believe goodwill resides.

We have experienced a decline in same-store sales which has negatively impacted our operating results during the three months ended September 30, 2008. The most significant decline in our same-store sales was within our Trade Secret concept, which is in the early stages of a strategy to improve the concept’s operating results by converting product assortment.  In addition, subsequent to September 30, 2008, the fair value of our stock has declined such that it began trading below book value per share.  Adverse changes in expected operating results, continuation of our stock trading below book value per share, and unfavorable changes in other economic factors will require us to reassess goodwill impairment prior to the third quarter of the fiscal year.

As of September 30, 2008, we do not believe a triggering event under SFAS No. 142 requiring an assessment of goodwill impairment has occurred.  Although the most significant decline in our same-store sales was within our Trade Secret concept, we are in the process of revising our transformation strategy.

OVERVIEW OF RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008

•                  Revenues increased 1.0 percent to $613.5 million, primarily related to built and acquired locations and consolidated same-store sales decreased 0.1 percent during the three months ended September 30, 2008.

•                  During the three months ended September 30, 2008, we acquired 108 corporate locations (none of which were Trade Secret locations), including 82 franchise location buybacks (two of which were hair restoration centers). We built 52 corporate locations (six of which were Trade Secret locations) and closed, converted or relocated 68 locations (10 of which were Trade Secret locations). Our franchisees constructed 29 locations and closed, sold back to us, converted or relocated 97 locations during the three months ended September 30, 2008. As of September 30, 2008, we had 8,672 company-owned locations, 2,095 franchise locations and 94 hair restoration centers (61 company-owned and 33 franchise locations).  As of September 30, 2008, Trade Secret locations represented 668 of the 8,672 company-owned locations and 62 of the 2,095 franchise locations listed above.

•                     Lease termination costs of $1.2 million ($1.2 million pre-tax, or $0.7 million net of tax is included in continuing operations, with less than $0.1 million pre-tax, or less than $0.1 million net of tax, included in loss from discontinued operations) were incurred as a result of 21 stores (20 included in continuing operations and one included in discontinued operations) that ceased using the right to use the leased property or negotiated a lease termination agreement in connection with the Company’s planned closure of up to 160 underperforming company-owned salons.

•                  Product margins have decreased 130 basis points compared to the three months ended September 30, 2007 due to negative payroll leverage and increased sales of promotional products.

RESULTS OF OPERATIONS

As of December 31, 2008 the Trade Secret concept within the North American reportable segment was accounted for as a discontinued operation.  All comparable periods will reflect Trade Secret as a discontinued operation.  The following discussion of results of operations will reflect results from continuing operations.  Discontinued operations will be discussed at the end of this section.

Consolidated Results of Operations

The following table sets forth, for the periods indicated, certain information derived from our Condensed Consolidated Statement of Operations, expressed as a percent of revenues. The percentages are computed as a percent of total consolidated revenues, except as noted.

	For the Three Months Ended September 30,
Results of Operations as a Percent of Revenues	2008	2007
Service revenues	76.4%	74.6%
Product revenues	21.9	22.0
Franchise royalties and fees	1.7	3.4
Operating expenses:
Cost of service (1)	56.9	56.7
Cost of product (2)	48.9	47.6
Site operating expenses	7.9	8.1
General and administrative	12.7	13.7
Rent	15.0	14.4
Lease termination costs	0.2	—
Depreciation and amortization	4.4	4.7

Operating income	5.5	6.4
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	4.2	5.0
Income taxes	1.6	1.8
Equity in income (loss) of affiliated companies, net of income taxes	0.1	(0.1)
Income from continuing operations	2.6	3.2
(Loss) income from discontinued operations, net of income taxes	(0.3)	0.2
Net income (3)	2.4	3.4

(1)           Computed as a percent of service revenues and excludes depreciation expense.

(2)                                 Computed as a percent of product revenues and excludes depreciation expense.

(3)                                 Total is a recalculation; line items calculated individually will not sum to total.

Consolidated Revenues

Consolidated revenues primarily include revenues of company-owned salons, product and equipment sales to franchisees, hair restoration center revenues, and franchise royalties and fees. As compared to the respective prior fiscal year, consolidated revenues increased 1.0 percent to $613.5 million during the three months ended September 30, 2008. The following table details our consolidated revenues by concept. All service revenues, product revenues (which include product and equipment sales to franchisees), and franchise royalties and fees are included within their respective concept within the table.

	For the Three Months Ended September 30,
	2008	2007
	(Dollars in thousands)
North American salons:
Regis	$122,322	$127,597
MasterCuts	43,431	43,589
SmartStyle	131,256	122,103
Strip Centers(1)	232,925	213,079
Other(2)	—	5,558
Total North American salons	529,934	511,926
International salons(1)(3)	48,448	63,281
Hair restoration centers(1)	35,147	32,123
Consolidated revenues	613,529	607,330
Percent change from prior year	1.0%	5.8%
Salon same-store sales (decrease) increase(4)	(0.1)%	2.0%

The percent changes in consolidated revenues during the three months ended September 30, 2008 and 2007, respectively, were driven by the following:

	For the Three Months Ended September 30,
Percentage Increase (Decrease) in Revenues	2008	2007
Acquisitions (previous twelve months)	4.5%	3.4%
Organic	(0.6)	5.1
Foreign currency	(0.3)	1.2
Franchise revenues(3)	(1.7)	0.1
Closed salons(2)(3)	(0.9)	(4.0)
	1.0%	5.8%

(1)

Includes aggregate franchise royalties and fees of $10.3 and $20.9 million for the three months ended September 30, 2008 and 2007, respectively. North American salon franchise royalties and fees represented 93.8 and 48.0 percent of total franchise revenues in the three months ended September 30, 2008 and 2007, respectively. The decrease in aggregate franchise, royalties, and fees and increase in North American salon franchise royalties and fees as a percent of total franchise revenues for the three months ended September 30, 2008 is a result of the deconsolidation of the Company’s European franchise salon operations.

(2)

On August 1, 2007, the Company contributed its 51 accredited cosmetology schools to Empire Education Group, Inc. Accordingly, revenue growth was negatively impacted as a result of the deconsolidation. For the three months ended September 30, 2007, the accredited cosmetology schools generated revenue of $5.6 million, respectively, which represented 0.8 percent of consolidated revenues.

(3)

On January 31, 2008, the Company deconsolidated the results of operations of its European franchise salon operations. Accordingly, revenue growth was negatively impacted as a result of the deconsolidation. For the three months ended September 30, 2007 the European franchise salon operations generated revenue of $14.5 million which represented 2.2 percent of consolidated revenues.

(4)

Salon same-store sales increases or decreases are calculated on a daily basis as the total change in sales for company-owned salons which were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date salon same-store sales increases are the sum of the same-store sales increases computed on a daily basis. Relocated salons are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies so that foreign currency fluctuations do not impact the calculation. Management believes that same-store sales, a component of organic growth, are useful in determining the increase in salon revenues attributable to its organic growth (new salon construction and same-store sales growth) versus growth from acquisitions.

We acquired 333 salons (including 170 franchise salon buybacks and seven hair restoration centers) during the twelve months ended September 30, 2008. The organic growth was due to the construction of 274 company-owned salons during the twelve months ended September 30, 2008. We closed 213 salons (including 92 franchise salons) during the twelve months ended September 30, 2008.

During the three months ended September 30, 2008 the foreign currency impact was driven by the weakening of the United States dollar against the Canadian dollar and Euro, offset by the strengthening of United States dollar against the British pound, as compared to the exchange rates for the comparable prior period. The impact of foreign currency was calculated by multiplying current year revenues in local currencies by the change in the foreign currency exchange rate between the current and prior fiscal year.

During the twelve months ended September 30, 2007, we acquired 356 salons (including 112 franchise salon buybacks) and three hair restoration centers. The organic growth stemmed from the construction of 359 company-owned salons during the twelve months ended September 30, 2007.  We closed 291 salons (including 162 franchise salons) during the twelve months ended September 30, 2007.

During the three months ended September 30, 2007, the foreign currency impact was driven by the weakening of the United States dollar against the Canadian dollar, British pound and Euro as compared to the exchange rates for the comparable prior period. The impact of foreign currency was calculated by multiplying current year revenues in local currencies by the change in the foreign currency exchange rate between the prior fiscal year.

Consolidated revenues are primarily comprised of service and product revenues, as well as franchise royalties and fees.  Fluctuations in these three major revenue categories were as follows:

Service Revenues.  Service revenues include revenues generated from company-owned salons and service revenues generated by hair restoration centers. Total service revenues for the three months ended September 30, 2008 and 2007 were as follows:

		Increase Over Prior Fiscal Year
Periods Ended September 30,	Revenues	Dollar	Percentage
	(Dollars in thousands)
2008	$469,035	$16,272	3.6%
2007	452,763	25,666	6.0

The growth in service revenues during the three months ended September 30, 2008 was driven primarily by acquisitions. Consolidated same-store service sales increased 0.5 percent during the three months ended September 30, 2008, as compared to an increase of 2.5 percent for the three months ended September 30, 2007. Growth was negatively impacted as a result of the deconsolidation of our 51 accredited cosmetology schools to Empire Education Group, Inc. on August 1, 2007. In addition, hurricanes Gustav and Ike that hit the United States during the three months ended September 30, 2008 negatively impacted 250 of the Company’s salons.

The growth in service revenues during the three months ended September 30, 2007 was driven primarily by acquisitions and new salon construction (a component of organic growth). Growth was negatively impacted as a result of the contribution of our 51 accredited cosmetology schools to Empire Education Group, Inc. on August 1, 2007. Consolidated same-store service sales increased 2.5 percent during the three months ended September 30, 2007, as compared to an increase of 0.2 percent during the comparable prior period.

Product Revenues.  Product revenues are primarily sales at company-owned salons, hair restoration centers and sales of product and equipment to franchisees. Total product revenues for the three months ended September 30, 2008 and 2007 were as follows:

		Increase Over Prior Fiscal Year
Periods Ended September 30,	Revenues	Dollar	Percentage
	(Dollars in thousands)
2008	$134,183	$523	0.4%
2007	133,660	6,603	5.2

The growth in product revenues during the three months ended September 30, 2008 was primarily due to acquisitions, offset by same-store product sales decreases of 2.4 percent. This increase in negative same-store sales is due to the continued decline in the global economic condition and increased appeal of mass retail hair care lines by the consumer.

The growth in product revenues during the three months ended September 30, 2007 was primarily due to acquisitions. Consolidated same-store product sales increased 0.2 percent during the three months ended September 30, 2007, as compared to a decrease of 0.7 percent during the comparable prior period. Growth during the three months ended September 30, 2007 was not as robust as compared to the comparable prior period due increased appeal of mass retail hair care lines by the consumer.

Royalties and Fees.  Total franchise revenues, which include royalties and fees, for the three months ended September 30, 2008 and 2007 were as follows:

		Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	Revenues	Dollar	Percentage
	(Dollars in thousands)
2008	$10,311	$(10,596)	(50.7)%
2007	20,907	1,280	6.5

Total franchise locations open at September 30, 2008 were 2,066, including 33 franchise hair restoration centers, as compared to 3,777, including 40 franchise hair restoration centers, at September 30, 2007. We purchased 170 of our franchise salons and seven franchise hair restoration centers during the twelve months ended September 30, 2008.

The decrease in consolidated franchise revenues during the three month period ended September 30, 2008 was primarily due to the merger of the 1,587 European franchise salon operations with Franck Provost Salon Group on January 31, 2008.

Total franchise locations open at September 30, 2007 were 3,777, including 40 franchise hair restoration centers, as compared to 3,790, including 42 franchise hair restoration centers, at September 30, 2006. We purchased 112 of our franchise salons during the twelve months ended September 30, 2007, and acquired a franchisor of product - focused salons which operates 42 franchise locations, which drove the overall decrease in the number of franchise salons between periods. The increase in consolidated franchise revenues during the three months ended September 30, 2007 and 2006 was primarily due to the weakening of the United States dollar against the Canadian dollar, British pound and Euro as compared to the exchange rates for the comparable prior period, partially offset by a decreased number of franchise salons, as discussed above.

Gross Margin (Excluding Depreciation)

Our cost of revenues primarily includes labor costs related to salon and hair restoration center employees, the cost of product used in providing services and the cost of products sold to customers and franchisees.  The resulting gross margin for the three months ended September 30, 2008 and 2007 was as follows:

	Gross	Margin as % of Service and	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	Margin	Product Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$270,522	44.8%	$4,364	1.6%	(60)
2007	266,158	45.4	13,914	5.5	(10)

(1)         Represents the basis point change in gross margin as a percent of service and product revenues as compared to the corresponding periods of the prior fiscal year.

Service Margin (Excluding Depreciation).  Service margin for the three months ended September 30, 2008 and 2007 was as follows:

	Service	Margin as % of Service	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	Margin	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$201,958	43.1%	$5,848	3.0%	(20)
2007	196,110	43.3	8,078	4.3	(70)

(1)         Represents the basis point change in service margin as a percent of service revenues as compared to the corresponding periods of the prior fiscal year.

The basis point decrease in service margin as a percent of service revenues during the three months ended September 30, 2008 was primarily due to the absence of the beauty school segment service revenue from consolidated service revenues. Also contributing to the basis point decrease was negative payroll leverage due to hurricanes Gustav and Ike.

The basis point decrease in service margins as a percent of service revenues during the three months ended September 30, 2007 was primarily due to a reclassification change made during the quarter as a result of refinements made to our inventory tracking systems. The refinements resulted in better tracking and accounting for retail products that our salon stylists transfer from retail shelves to the back bar for use in servicing customers. The cost of these products had historically been included as a component of our product gross margin, whereas they are now more appropriately included in our service margin. These retail-to-shop transfers amount to approximately $1.0 million each quarter. This reclassification accounted for 30 basis points of the total 70 basis point deterioration and had no impact on total gross margin. The deterioration was also due to the absence of the beauty school segment service revenue from consolidated service revenues (10 basis points), an increase in North America service payroll costs related to recent salon acquisitions (10 basis points) and an increase in international service costs (10 basis points).

Product Margin (Excluding Depreciation).  Product margin for the three months ended September 30, 2008 and 2007 was as follows:

	Product	Margin as % of Product	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	Margin	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$68,564	51.1%	$(1,484)	(2.1)%	(130)
2007	70,048	52.4	5,836	9.1	190

(1)         Represents the basis point change in product margin as a percent of product revenues as compared to the corresponding periods of the prior fiscal year.

The basis point decrease in product margin as a percent of product revenues during the three months ended September 30, 2008 was primarily due to negative payroll leverage primarily related to negative same-store retail sales of 2.4 percent and an increase in consumers’ preference to purchase promotional products.

The basis point improvement in product margins as a percent of product revenues during the three months ended September 30, 2007 was primarily due to a reclassification change made during the quarter as a result of refinements made to our inventory tracking systems. The refinements resulted in better tracking and accounting for retail products that our salon stylists transfer from retail shelves to the back bar for use in servicing customers. The cost of these products had historically been included as a component of our product gross margin, whereas they are now more appropriately included in our service margin. These retail-to-shop transfers amount to approximately $1.0 million each quarter. The reclassification had no impact on total gross margin. The absence of the beauty school segment also improved product margins. These basis point improvements were partially offset by an increase in sales of lower margin items and negative payroll leverage.

Site Operating Expenses

This expense category includes direct costs incurred by our salons and hair restoration centers such as on-site advertising, workers’ compensation, insurance, utilities and janitorial costs. Site operating expenses for the three months ended September 30, 2008 and 2007 were as follows:

	Site	Expense as % of Consolidated	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	Operating	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$48,402	7.9%	$(929)	(1.9)%	(20)
2007	49,331	8.1	(2,107)	(4.1)	(90)

(1)         Represents the basis point change in site operating expenses as a percent of consolidated revenues as compared to the corresponding periods of the prior fiscal year.

The basis point improvement in site operating expenses as a percent of consolidated revenues during the three months ended September 30, 2008 was primarily due to the result of cost savings initiatives we have implemented throughout the past year.

The basis point improvement in site operating expenses as a percent of consolidated revenues during the three months ended September 30, 2007 was due to the absence of the beauty school segment site operating expenses from consolidated site operating expenses and a reduction in workers’ compensation costs as a result of continued improvement of our safety and return-to-work programs over the recent years.

General and Administrative

General and administrative (G&A) includes costs associated with our field supervision, salon training and promotions, product distribution centers and corporate offices (such as salaries and professional fees), including costs incurred to support franchise and hair restoration center operations. G&A expenses for the three months ended September 30, 2008 and 2007 were as follows:

		Expense as % of Consolidated	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	G&A	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$77,764	12.7%	$(5,492)	(6.6)%	(100)
2007	83,256	13.7	8,083	10.8	60

(1)         Represents the basis point change in G&A as a percent of consolidated revenues as compared to the corresponding periods of the prior fiscal year.

The basis point improvement in G&A costs as a percent of consolidated revenues during the three months ended September 30, 2008 was primarily due to deconsolidation of the European franchise salon operations.

The basis point deterioration in G&A costs as a percent of consolidated revenues during the three months ended September 30, 2007 was primarily due to planned increases in salon-level collateral expenditures as well as increases in professional fees and promotional hair restoration advertising.

Rent

Rent expense, which includes base and percentage rent, common area maintenance, and real estate taxes, for the three months ended September 30, 2008 and 2007, was as follows:

		Expense as % of Consolidated	Increase Over Prior Fiscal Year
Periods Ended September 30,	Rent	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$92,211	15.0%	$4,962	5.7%	60
2007	87,249	14.4	5,292	6.5	10

(1)         Represents the basis point change in rent as a percent of consolidated revenues as compared to the corresponding periods of the prior fiscal year.

The basis point increase in rent expense as a percent of consolidated revenues for the three months ended September 30, 2008 was primarily due rent expense increasing at a faster rate than location same-store sales and the deconsolidation of the schools and European franchise salon operations.

The basis point deterioration in rent expense as a percent of consolidated revenues during the three months ended September 30, 2007 was primarily due to negative leverage in this fixed cost category, as salon rents are increasing at a slightly faster rate than our overall same-store sales.

Lease Termination Costs

Lease termination costs for the three months ended September 30, 2008 and 2007 were as follows:

	Lease	Expense as %
	Termination	of Consolidated	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	Costs	Revenues	Dollar	Percentage	Basis Point(1)
(Dollars in thousands)
2008	$1,151	0.2%	$1,151	100%	20
2007	—	—	—	—	—

(1)         Represents the basis point change in lease termination costs as a percent of consolidated revenues as compared to the corresponding periods of the prior fiscal year.

The lease termination costs are associated with the Company’s plan to close up to 160 underperforming company-owned salons in fiscal year 2009. During the three months ended September 30, 2008 we closed 20 salons within the North America reportable segment. See further discussion within Note 7 of the Condensed Consolidated Financial Statements.

Depreciation and Amortization

Depreciation and amortization expense (D&A) for the three months ended September 30, 2008 and 2007 was as follows:

		Expense as %
		of Consolidated	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	D&A	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$27,268	4.4%	$(1,015)	(3.6)%	(30)
2007	28,283	4.7	1,753	6.6	10

(1)         Represents the basis point change in D&A as a percent of consolidated revenues as compared to the corresponding periods of the prior fiscal year.

The basis point improvement in D&A as a percent of consolidated revenues during the three months ended September 30, 2008 was primarily due to the $4.5 million write off of fixed assets recorded in fiscal year 2008 related to the Company’s decision to close up to 160 underperforming company-owned salons. The resulting rate improvement for the three months ended September 30, 2008 relates to no longer depreciating the assets that were subject to the fixed asset write off.

The basis point deterioration in D&A as a percent of consolidated revenues during the three months ended September 30, 2007 was primarily due to D&A expense increasing at a faster rate than location same-store sales.

Interest

Interest expense for the three months ended September 30, 2008 and 2007 was as follows:

		Expense as% of Consolidated	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	Interest	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$10,220	1.7%	$(293)	(2.8)%	—
2007	10,513	1.7	698	7.1	—

(1)         Represents the basis point change in interest expense as a percent of consolidated revenues as compared to the corresponding periods of the prior fiscal year.

The basis point decrease in interest expense as a percent of consolidated revenues during the three months ended September 30, 2008 was primarily due to decreased borrowing rates.

The basis point increase in interest expense as a percent of consolidated revenues during the three months ended September 30, 2007 was primarily due to increased debt levels used to fund customary acquisitions and investments.

Equity in Income (Loss) of Affiliated Companies, Net of Income Taxes

Equity in income (loss) of affiliates, represents the income or loss generated by our equity investment in Empire Education Group, Inc., Provalliance, and other equity method investments, for the three months ended September 30, 2008 and 2007, was as follows:

	Equity in	Income (Loss) as% of Consolidated	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	Earnings	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$492	0.1%	$826	247.3%	20
2007	(334)	(0.1)	(334)	(100.0)	(10)

(1)         Represents the basis point change in equity in income (loss) of affiliates as a percent of consolidated revenues as compared to the corresponding periods of the prior fiscal year.

This income relates to our equity investments in Empire Education Group, Inc. (EEG), Provalliance, and other equity method investments as detailed in Note 6 to the Condensed Consolidated Financial Statements.

Income Taxes

Our reported effective income tax rate for the three months ended September 30, 2008 and 2007 was as follows:

		Basis Point(1)
Periods Ended September 30,	Effective Rate	Increase
2008	39.0%	370
2007	35.3	140

(1)   Represents the basis point change in income tax expense as a percent of consolidated revenues as compared to the corresponding periods of the prior fiscal year.

The basis point increase in our overall effective income tax rate for the three months ended September 30, 2008 was due primarily to the shift in income from low to high tax jurisdictions as a result of the merger of European franchise salon operations with the Franck Provost Salon Group in January 2008. In addition, new state taxes in Texas, Michigan, and other states have increased the effective tax rate for the three months ended September 30, 2008. The increase in the effective tax rate for the three months ended September 30, 2008 was partially offset by Work Opportunity and Welfare-to-Work tax credits.

The basis point increase in our overall effective tax rate during the three months ended September 30, 2007 was due to a favorable ruling from the IRS we received during the three months ended September 30, 2006 which did not recur during the three months ended September 30, 2007. The effective income tax rate during the three months ended September 30, 2007 of 35.3 percent was adversely affected by the adoption of FIN 48.

(Loss) Income from Discontinued Operations

(Loss) income from discontinued operations for the three months ended September 30, 2008 and 2007 was as follows:

	(Loss) Income From	(Decrease) Increase Over Prior Fiscal Year
Periods Ended September 30,	Discontinued Operations	Dollar	Percentage
	(Dollars in thousands)
2008	$(1,600)	$(2,751)	(239.0)%
2007	1,151	(3,593)	(75.7)

During the quarter ended December 31, 2008, we concluded that Trade Secret was held for sale and presented as a discontinued operation for all comparable prior periods.  The loss from discontinued operations for the three months ended September 30, 2008 is the result of negative payroll leverage at our Trade Secret salons due to same-store sales decreasing 14.9 percent as compared to decreasing 7.9 percent during the three months ended September 30, 2007.  See Note 2 to the Condensed Consolidated Financial Statements for further discussion.

Recent Accounting Pronouncements

Recent accounting pronouncements are discussed in Note 1 to the Condensed Consolidated Financial Statements.

Effects of Inflation

We compensate some of our salon employees with percentage commissions based on sales they generate, thereby enabling salon payroll expense as a percent of company-owned salon revenues to remain relatively constant. Accordingly, this provides us certain protection against inflationary increases, as payroll expense and related benefits (our major expense components) are variable costs of sales. In addition, we may increase pricing in our salons to offset any significant increases in wages. Therefore, we do not believe inflation has had a significant impact on the results of our operations.

Constant Currency Presentation

The presentation below demonstrates the effect of foreign currency exchange rate fluctuations from year to year. To present this information, current period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.  During the three months ended September 30, 2008, foreign currency translation had an unfavorable impact on consolidated revenues due to the strengthening of the United States dollar against the British pound, partially offset by the weakening of United States dollar against the Canadian dollar and Euro, as compared to the exchange rates for the comparable prior period. During the three months ended September 30, 2007, foreign currency translation had a favorable impact on consolidated revenues due to the strengthening of the Canadian dollar, British pound and Euro as compared to the comparable prior periods.

	Impact on Revenues		Impact on Income Before Income Taxes
Impact of Foreign Currency Exchange Rate Fluctuations	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
		(Dollars in thousands)
Canadian dollar	$636	$2,025	$103	$368
British pound	(2,457)	3,476	(53)	145
Euro	210	1,217	134	170
Total	$(1,611)	$6,718	$184	$683

Results of Operations by Segment

Based on our internal management structure, we report three segments: North American salons, International salons and hair restoration centers. Significant results of operations are discussed below with respect to each of these segments.

North American Salons

North American Salon Revenues.  Total North American salon revenues for the three months ended September 30, 2008 and 2007 were as follows:

		Increase Over Prior Fiscal Year		Same-Store Sales
Periods Ended September 30,	Revenues	Dollar	Percentage	Increase
		(Dollars in thousands)
2008	$529,934	$18,008	3.5%	0.1%
2007	511,926	42,482	9.0	2.2

The percentage increases (decreases) during the three months ended September 30, 2008 and 2007 were due to the following factors:

	For the Three Months Ended September 30,
Percentage Increase (Decrease) in Revenues	2008	2007
Acquisitions (previous twelve months)	4.1%	4.0%
Organic	(0.3)	4.9
Foreign currency	0.1	0.4
Franchise revenues	—	0.1
Closed salons	(0.4)	(0.4)
	3.5%	9.0%

We acquired 333 North American salons during the twelve months ended September 30, 2008, including 170 franchise buybacks. The decline in organic growth was the result of the deconsolidation of EEG on August 1, 2007.

We acquired 322 North American salons during the twelve months ended September 30, 2007, including 108 franchise buybacks. The organic growth was due primarily to the construction of 336 company-owned salons in North America during the twelve months ended September 30, 2007. The organic growth was also due to a same-store service sales increase of 2.9 percent during the three months ended September 30, 2007 and beauty school segment revenues for the month ended July 31, 2007. The foreign currency impact during the three months ended September 30, 2007 was driven by the weakening of the United States dollar against the Canadian dollar as compared to the exchange rate for the comparable prior period.

North American Salon Operating Income.  Operating income for the North American salons for the three months ended September 30, 2008 and 2007 was as follows:

		Operating Income as % of
	Operating	Total	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	Income	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$64,808	12.2%	$(2,639)	(3.9)%	(100)
2007	67,447	13.2	6,044	9.8	10

(1)   Represents the basis point change in North American salon operating income as a percent of North American salon revenues as compared to the corresponding periods of the prior fiscal year.

The basis point decrease in North American salon operating income as a percent of North American salon revenues for the three months ended September 30, 2008 was primarily due to consumers’ preference to purchase promotional products and lease termination costs associated with the Company’s plan to close up to 160 underperforming company-owned salons in fiscal year 2009 and Trade Secret transformation costs.

The basis point increase in North American salon operating income as a percent of North American salon revenues for the three months ended September 30, 2007 was primarily due a reduction in workers’ compensation costs as a result of continued improvement of our safety and return-to-work programs over the recent years.

International Salons

On January 31, 2008 the Company merged its continental European franchise salon operations with the Franck Provost Salon Group for a 30.0 percent interest in Provalliance. The Company’s investment in Provalliance is accounted for under the equity method of accounting and the results of operations of our European franchise salon operations were deconsolidated.  As a result of the deconsolidation, International salon revenue and International salon operating income for the first two quarters of fiscal year 2009 will be negatively impacted.

International Salon Revenues.  Total International salon revenues for the three months ended September 30, 2008 and 2007 were as follows:

		Increase (Decrease) Over Prior Fiscal Year		Same- Store Sales
Periods Ended September 30,	Revenues	Dollar	Percentage	(Decrease)
	(Dollars in thousands)
2008	$48,448	$(14,833)	(23.4)%	(3.3)%
2007	63,281	7,406	13.3	(3.8)

The percentage increases (decreases) during the three months ended September 30, 2008 and 2007 were due to the following factors:

	For the Three Months Ended September 30,
Percentage Increase (Decrease) in Revenues	2008	2007
Acquisitions (previous twelve months)	4.2%	0.9%
Organic	(3.1)	5.4
Foreign currency	(3.6)	8.1
Franchise revenues	(15.1)	0.2
Closed salons	(5.8)	(1.3)
	(23.4)%	13.3%

Growth related to acquisitions relates to acquisitions completed during the three months ended September 30, 2007, as these salons will not be a component of organic growth until the three months ended December 31, 2008. We did not acquire any international salons during the twelve months ended September 30, 2008. The decrease in organic growth was primarily due to the same-store sales decrease of 3.3 percent during the three months ended September 30, 2008. The foreign currency impact during the three months ended September 30, 2008 was driven by the weakening of the United States dollar against the British pound and the strengthening of the United States dollar against the Euro as compared to the comparable prior period. The decrease in franchise revenues and closed salons was due to the merger of our continental European franchise salon operations with the Franck Provost Salon Group on January 31, 2008.

We acquired 34 international salons during the twelve months ended September 30, 2007, including four franchise buybacks. The organic growth was due primarily to the construction of 23 company-owned international salons during the twelve months ended September 30, 2007 and the inclusion of the four United Kingdom Vidal Sassoon schools, partially offset by a same-store sales decrease of 3.8 percent during the three months ended September 30, 2007. The foreign currency impact during the three months ended September 30, 2007 was driven by the weakening of the United States dollar against the British pound and the Euro as compared to the exchange rates for the comparable prior period.

International Salon Operating Income.  Operating income for the international salons for the three months ended September 30, 2008 and 2007 was as follows:

		Operating Income as % of
	Operating	Total	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	Income	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$1,698	3.5%	$(2,442)	(59.0)%	(300)
2007	4,140	6.5	(374)	(8.3)	(160)

(1)   Represents the basis point change in International salon operating income as a percent of International salon revenues as compared to the corresponding periods of the prior fiscal year.

The basis point decrease in International salon operating income as a percent of International salon revenues during the three months ended September 30, 2008 was primarily due to the deconsolidation of our European franchise salon operations and negative same-store sales.

The basis point deterioration in international salon operating income as a percent of international salon revenues during the three months ended September 30, 2007 was primarily due to the planned timing of franchise magazine advertising on the continent of Europe, partially offset by the migration to a new, lower-cost product distribution model in the United Kingdom which includes shipping product from our United States distribution centers to the United Kingdom.

Hair Restoration Centers

Hair Restoration Revenues.  Total hair restoration revenues for the three months ended September 30, 2008 and 2007 were as follows:

		Increase Over Prior Fiscal Year		Same- Store Sales
Periods Ended September 30,	Revenues	Dollar	Percentage	Increase
	(Dollars in thousands)
2008	$35,147	$3,024	9.4%	1.2%
2007	32,123	3,026	10.4	8.2

The percentage increases (decreases) during the three months ended September 30, 2008 were due to the following factors:

	For the Three Months Ended September 30,
Percentage Increase (Decrease) in Revenues	2008	2007
Acquisitions (previous twelve months)	10.8%	3.6%
Organic	0.7	6.5
Franchise revenues	(2.1)	0.3
	9.4%	10.4%

We acquired 7 hair restoration centers through franchise buybacks during the twelve months ended September 30, 2008. Hair restoration revenue from acquisitions increased 10.8 percent primarily due to these franchise buybacks during the twelve months ended September 30, 2008. Franchise revenues decreased due to the reduction in franchise centers.

We acquired three hair restoration centers during the twelve months ended September 30, 2007, including two franchise buybacks. The increase in hair restoration revenues was due to strong recurring and new customer revenues and increases in hair transplant management fees.

Hair Restoration Operating Income.  Operating income for our hair restoration centers for the three months ended September 30, 2008 and 2007 was as follows:

	Operating	Operating Income as % of Total	Increase (Decrease) Over Prior Fiscal Year
Periods Ended September 30,	Income	Revenues	Dollar	Percentage	Basis Point(1)
	(Dollars in thousands)
2008	$5,918	16.8%	$(1,038)	(14.9)%	(490)
2007	6,956	21.7	1,021	17.2	130

(1)   Represents the basis point change in hair restoration operating income as a percent of hair restoration revenues as compared to the corresponding periods of the prior fiscal year.

The basis point decrease in hair restoration operating income as a percent of hair restoration revenues during the three months ended September 30, 2008 relates to higher legal costs and financial due diligence associated with a terminated potential acquisition, a planned increase in the cost of hair systems, and the lower operating margins on newly constructed and acquired centers.

The basis point improvement in hair restoration operating income as a percent of hair restoration revenues during the three months ended September 30, 2007 was due to strong recurring and new customer revenues and increases in hair transplant management fees, partially offset by advertising and marketing expenses.

LIQUIDITY AND CAPITAL RESOURCES

Overview

We continue to maintain a strong balance sheet to support system growth and financial flexibility. Our debt to capitalization ratio, calculated as total debt as a percentage of total debt and shareholders’ equity at fiscal quarter end, was as follows:

		Basis Point
Periods Ended	Debt to Capitalization	Increase (Decrease) (1)
September 30, 2008	45.3%	140
June 30, 2008	43.9	(20)

(1)   Represents the basis point change in total debt as a percent of total debt and shareholders’ equity as compared to prior fiscal year end (June 30).

The increase in the debt to capitalization ratio as of September 30, 2008 compared to June 30, 2008 was primarily due to increased debt levels stemming from acquisitions and capital expenditures made during the three months ended September 30, 2008 and the foreign currency translation that decreased shareholders’ equity.

The basis point increase in the debt to capitalization ratio during the twelve months ended June 30, 2008 was primarily due to increased debt levels stemming from share repurchases, acquisitions and timing of customary income tax payments made during the twelve months ended June 30, 2008.

Total assets at September 30, 2008 and June 30, 2008 were as follows:

	September 30,	June 30,	$ Increase Over	% Increase Over
	2008	2008	Prior Period(1)	Prior Period(1)
	(Dollars in thousands)
Total Assets	$2,273,061	$2,235,871	$37,190	1.7%

(1)          Change as compared to prior fiscal year end (June 30).

Acquisitions and increases in inventory levels due to the planned holiday season build-up and to support the transition of the PureBeauty operations to the Company’s distribution network caused the increase in total assets as of September 30, 2008 compared to June 30, 2008.

Total shareholders’ equity at September 30, 2008 and June 30, 2008 was as follows:

	September 30,	June 30,	$ Decrease Over	% Decrease Over
	2008	2008	Prior Period(1)	Prior Period(1)
	(Dollars in thousands)
Shareholders’ Equity	$973,871	$976,186	$(2,135)	(0.2)%

(1)             Change as compared to prior fiscal year end (June 30).

During the three months ended September 30, 2008, equity decreased primarily as a result of foreign currency translation and dividends, partially offset from earnings during the three months ended September 30, 2008.

Cash Flows

Operating Activities

Net cash provided by operating activities was $27.8 and $24.6 million during the three months ended September 30, 2008 and 2007, respectively, and was the result of the following:

	For the Three Months Ended September 30,
Operating Cash Flows	2008	2007
	(Dollars in thousands)
Net income	$14,486	$20,599
Depreciation and amortization	30,960	31,582
Deferred income taxes	586	1,640
Receivables	(677)	(1,981)
Inventories	(29,319)	(16,654)
Other current assets	1,024	(12,607)
Accounts payable and accrued expenses	9,708	(476)
Other non-current liabilities	458	3,289
Other	577	(818)
	$27,803	$24,574

During the three months ended September 30, 2008, cash provided by operating activities was higher than in the corresponding period of the prior fiscal year primarily related to a decrease in prepaid expenses, primarily income taxes and rent, partially offset by the increase in inventory and accounts payable and accrued expenses related to the holiday build up and PureBeauty transition.

Investing Activities

Net cash used in investing activities was $60.9 and $79.6 million during the three months ended September 30, 2008 and 2007, respectively, and was the result of the following:

	For the Three Months Ended September 30,
Investing Cash Flows	2008	2007
	(Dollars in thousands)
Capital expenditures for remodels or other additions	$(11,689)	$(10,880)
Capital expenditures for the corporate office (including all technology-related expenditures)	(6,143)	(4,795)
Capital expenditures for new salon construction	(6,143)	(6,714)
Proceeds from sale of assets	10	10
Business and salon acquisitions	(30,987)	(35,475)
Loans and investments, net	(5,971)	(14,500)
Cash portion of beauty school assets contributed	—	(7,254)
	$(60,923)	$(79,608)

During the three months ended September 30, 2008 cash used by investing activities was lower than in the corresponding period of the prior fiscal year primarily due to the Company investing and lending $8.5 million less to equity method investments and $4.5 million less in cash paid for business and salon acquisitions.  In addition, during the three months ended September 30, 2007, there was a $7.3 million cash contribution to EEG associated with 51 contributed accredited cosmetology schools.

The company-owned constructed and acquired locations (excluding franchise buybacks) consisted of the following number of locations in each concept:

	For the Three Months Ended September 30, 2008		For the Three Months Ended September 30, 2007
	Constructed	Acquired	Constructed	Acquired
Regis Salons	3	23	5	—
MasterCuts	9	—	3	—
Trade Secret	6	—	4	2
SmartStyle	17	—	46	—
Strip Centers	17	3	23	5
International	—	—	4	25
	52	26	85	32

Financing Activities

Net cash provided by financing activities was $35.1 and $10.2 million during the three months ended September 30, 2008 and 2007, respectively, was the result of the following:

	For the Three Months Ended September 30,
Financing Cash Flows	2008	2007
	(Dollars in thousands)
Net borrowings (payments) on revolving credit facilities	$47,100	$(30,400)
Net (repayments) proceeds of long-term debt	(9,367)	36,576
Proceeds from the issuance of common stock	2,291	698
Excess tax benefits from stock-based compensation plans	280	1
Dividend paid	(1,725)	(1,767)
Other	(3,507)	5,090
	$35,072	$10,198

During the three months ended September 30, 2008, the net borrowings on revolving credit facilities and long-term debt were primarily used to fund loans and acquisitions during the three months ended September 30, 2008. Acquisitions funded are discussed in the paragraph below and in Note 6 to the Condensed Consolidated Financial Statements.

Acquisitions

The acquisitions during the three months ended September 30, 2008 consisted of 82 franchise buybacks and 26 acquired corporate salons. The acquisitions during the three months ended September 30, 2007 consisted of 59 franchise buybacks, including a franchisor of product - focused salons which operates 42 franchise locations, and 32 acquired corporate salons. The acquisitions were funded primarily from operating cash flow and debt.

Contractual Obligations and Commercial Commitments

As a part of our salon development program, we continue to negotiate and enter into leases and commitments for the acquisition of equipment and leasehold improvements related to future salon locations, and continue to enter into transactions to acquire established hair care salons and businesses.

Financing

Financing activities are discussed above and derivative activities are discussed in Item 3, “Quantitative and Qualitative Disclosures about Market Risk.”  There were no other significant financing activities during the three months ended September 30, 2008.

We believe that cash generated from operations and amounts available under our existing debt facilities will be sufficient to fund anticipated capital expenditures, acquisitions and required debt repayments for the foreseeable future.

On October 3, 2008, we completed an $85 million term loan that matures in July 2012.  The proceeds from the term loan were used to pay down the revolving credit facility, allowing for additional availability on the revolving credit facility if needed in the future.  In the current economic environment, we maintain our strong position to access financing as we continue to have a predictable business model, strong operating cash flow and balance sheet.  See further discussion of the term loan within Note 12 of the Condensed Consolidated Financial Statements.

We are in compliance with all covenants and other requirements of our financing arrangements as of September 30, 2008. However, the continued global economic downtown and credit crisis have negatively impacted our operating results in the quarter ended September 30, 2008.  Accordingly we are taking immediate steps to reduce debt and interest expense by repatriating cash from foreign locations to the United States, reducing capital expenditure and acquisition budgets, reducing inventory levels, and reducing overhead. We believe these steps should help us continue to be in compliance with our financial debt covenants provided same store sale results do not decline below the results we experienced during the period ended September 30, 2008.

Dividends

We paid dividends of $0.04 per share during the three months ended September 30, 2008 and 2007. On October 24, 2008, our Board of Directors declared a $0.04 per share quarterly dividend payable November 20, 2008 to shareholders of record on November 6, 2008.

SAFE HARBOR PROVISIONS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This Quarterly Report on Form 10-Q, as well as information included in, or incorporated by reference from, future filings by the Company with the Securities and Exchange Commission and information contained in written material, press releases and oral statements issued by or on behalf of the Company contains or may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability to integrate the acquired business; the ability of the company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.